As filed with the Securities and Exchange Commission on June 6, 1997
                                                 Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 ---------------
                                   LIBBEY INC.
             (Exact name of Registrant as specified in its charter)
                                    DELAWARE
         (State or other jurisdiction of Incorporation or organization)
                                   34-1559357
                     (I.R.S. Employer Identification Number)
                               300 Madison Avenue
                               Toledo, Ohio 43604
                                 (419) 325-2100
   (Address and telephone number of Registrant's principal executive offices)

                                 ---------------
                                 Arthur H. Smith
                                   Libbey Inc.
                               300 Madison Avenue
                               Toledo, Ohio 43604
                                 (419) 325-2100
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                 ---------------
                                   Copies to:
                                 Carl E. Witschy
                                Latham & Watkins
                             Sears Tower, Suite 5800
                             Chicago, Illinois 60606
                                 (312) 876-7700

                                 ---------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

                                 ---------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------
                         CALCULATION OF REGISTRATION FEE

================================================================================================
                                                        Proposed Maximum           Amount of
                          Title of Each Class of       Aggregate Offering         Registration
                       Securities to be Registered        Price(3)(4)                 Fee
------------------------------------------------------------------------------------------------
Debt Securities(1)............................
Common Stock, $.01 par value(2) ..............
  Total.......................................            $100,000,000              $30,303
================================================================================================

----------
(1) The Debt Securities registered hereby include such additional amount as may be necessary so that, if Debt Securities are issued with an original issue discount, the aggregate initial offering prices of all Debt Securities will equal $100,000,000.

(2) The Common Stock registered hereby include Preferred Stock Purchase Rights (the "Rights"). The Rights are associated with and trade with the Common Stock. The value, if any, attributable to the Rights is reflected in the market price of the Common Stock. There are also being registered an indeterminate number of shares of Common Stock as shall be issuable upon conversion or redemption of Debt Securities registered hereby.

(3) Estimated solely for purposes of calculating the registration fee, which is calculated in accordance with Rule 457(o).

(4) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933.

                                 ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                    SUBJECT TO COMPLETION, DATED JUNE 6, 1997

                                   LIBBEY INC.

                                 DEBT SECURITIES
                                  COMMON STOCK

                              --------------------

         Libbey Inc. (the "Company"), directly or through agents, dealers, or underwriters designated from time to time, may offer, issue and sell, in one or more series or issuances, up to $100,000,000 in the aggregate of (a) secured or unsecured debt securities (the "Debt Securities") of the Company, in one or more series, which may be either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities") and (b) shares of common stock of the Company, par value $.01 per share (the "Common Stock"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale. The Debt Securities may be issued as exchangeable and/or convertible Debt Securities exchangeable for or convertible into shares of Common Stock. The Debt Securities and the Common Stock are collectively referred to herein as the "Securities." When a particular series of Securities is offered, a supplement to this Prospectus (each a "Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the offered Securities.

         Except as described more fully herein or as set forth in the Prospectus Supplement relating to any offered Debt Securities, the Indenture will not provide holders of Debt Securities protection in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which could adversely affect holders of Debt Securities. See "Description of Debt Securities -- Consolidation, Merger and Sale of Assets."

         The Company's Common Stock is traded on The New York Stock Exchange under the symbol LBY. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on The New York Stock Exchange. On June 5, 1997, the last reported sale price of the Common Stock on The New York Stock Exchange was $33.50 per share. The Company has not yet determined whether any of the Debt Securities offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek listing of any such Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.

                              --------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                 ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

         The Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. The Company reserves the sole right to accept, and together with its agents, from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities. See "Plan of Distribution" for possible indemnification arrangements with agents, dealers and underwriters.

         This Prospectus may not be used to consummate sales of Securities unless accompanied by the applicable Prospectus Supplement.


                 The date of this Prospectus is     , 1997.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, part of which has been omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are qualified by reference to the copy of such agreement or other document filed as an Exhibit to the Registration Statement or such other document, each such statement being qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports, proxy statements and other information filed by the Company with the Commission, can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C., 20549; 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a site on the World Wide Web at http://www.sec.gov., that contains reports, proxy and other information regarding registrants that file electronically with the Commission and certain of the Company's filings are available at such web site. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

                  (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

                  (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

                  (3) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on June 16, 1993;

                  (4) the description of the Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed on January 20, 1995; and

                  (5) all other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering, which shall be deemed to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus may not be used to consummate sales of offered securities unless accompanied by a Prospectus Supplement. The delivery of this Prospectus together with a Prospectus Supplement relating to particular offered Securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other securities covered by this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon request, a copy of any documents incorporated into this Prospectus by reference (other than exhibits incorporated by reference into such document unless such exhibits are specifically incorporated by reference therein). Requests for documents should be submitted to the Corporate Secretary, Libbey Inc., 300 Madison Avenue, Toledo, Ohio 43604, telephone (419) 325-2100. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus, including any documents that are incorporated by reference as set forth in "Information Incorporated by Reference," contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "projects," "management believes," "the Company believes" and similar words or phrases. Such statements are subject to certain risks, uncertainties or assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Risks relating to the Company's operations are more fully set forth in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated by reference herein.

                                   THE COMPANY

         Libbey is the leading producer of glass tableware in North America, based on sales and unit volume. The Company designs, manufactures and markets, primarily under the well-recognized LIBBEY(R) brand name, an extensive line of high quality, machine-made glass beverageware and other glass tableware including plates, bowls and ashtrays, which it sells to the foodservice industry, retail stores, industrial and premium users. Known in the marketplace as America's Glassmaker(TM) the Company has one of the most extensive product portfolios in the domestic glass tableware industry with over 2,000 SKUs. In addition, through its October 1995 acquisition of Syracuse China, the Company is also a leading provider of ceramic dinnerware to the foodservice industry in the United States.

         The principal office of the Company is located at 300 Madison Avenue, Toledo, Ohio 43604, telephone: (419) 325-2100.

                               RECENT DEVELOPMENTS

         On March 10, 1997, the Company entered into a letter of intent with Vitro S.A., a leading glass manufacturer in Mexico, for an agreement whereby the Company will become a joint venture partner in Vitro S.A.'s glassware business and acquire its WorldCrisa subsidiary in the United States (the "Proposed Transaction"). The Proposed Transaction will have a cash purchase price of approximately $100 million, payable by the Company, and includes (i) the Company becoming a 49% equity holder in Vitrocrisa, Vitro S.A.'s currently wholly-owned glass tableware and industrial glassware manufacturing subsidiary,
(ii)
establishing reciprocal distribution agreements whereby the Company will distribute Vitrocrisa glass tableware products sold into the United States and Canada, and Vitrocrisa will distribute Libbey glass tableware products in Mexico, Central and South America, and (iii) the Company's purchase of the business known as WorldCrisa, a supplier of flatware, dinnerware and other tabletop products to the foodservice industry in the United States and Canada. Completion of the Proposed Transaction remains subject to performance of final due diligence, the negotiation and signing of definitive agreements, Board approvals of the respective companies and regulatory clearance. The Company expects the Proposed Transaction to close in July, 1997.

                                 USE OF PROCEEDS

         Unless otherwise indicated in the applicable Prospectus Supplement, the Company anticipates that any net proceeds would be used for general corporate purposes, which may include but are not limited to working capital, capital expenditures and acquisitions or the repayment or refinancing of indebtedness of the Company, including indebtedness outstanding under the unsecured credit agreement among the Company, its Canadian subsidiary and the lenders named therein (the "Bank Credit Agreement"). The factors which the Company will consider in any refinancing will include the number of shares of Common Stock and/or the amount and characteristics of any Debt Securities issued and may include, among others, the impact of such refinancing on the Company's liquidity, debt-to-capital ratio and earnings per share. When a particular series of Securities is offered, the Prospectus Supplement relating thereto will set forth the Company's intended use for the net proceeds received from the sale of such Securities. Pending the application of the net proceeds, the Company expects to invest such proceeds in short-term, interest-bearing instruments or other investment-grade securities or to reduce indebtedness under its Bank Credit Agreement.

                       RATIOS OF EARNINGS TO FIXED CHARGES


         The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated.

                                            Fiscal Quarter         Fiscal Year Ended December 31,
                                            Ended March 31,
                                           ----------------        -------------------------------
                                             1997    1996          1996   1995   1994   1993  1992
                                             ----    ----          ----   ----   ----   ----  ----
Ratio of earnings to fixed charges            3.1     2.4          4.2    4.2    3.9    2.3    1.5
(a)

----------
(a) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expense and that portion of rentals representative of an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

         The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement, and the extent, if any, to which such general provisions do not apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities.

         Debt Securities may be issued from time to time in series under an indenture, and one or more indentures supplemental thereto (collectively, the "Indenture"), between the Company and a trustee to be identified in the applicable Prospectus Supplement (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA") as in effect on the date of the Indenture. The Debt Securities will be subject to all such terms, and potential purchasers of the Debt Securities are referred to the Indenture and the TIA for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. As used under this caption, unless the context otherwise requires, "Offered Debt Securities" shall mean the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement.

GENERAL

         The Indenture will provide for the issuance of Debt Securities in series and will not limit the principal amount of Debt Securities which may be issued thereunder. In addition, except as may be provided in the Prospectus Supplement relating to such Debt Securities, the Indenture will not limit the amount of additional indebtedness the Company may incur.

         The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Offered Debt Securities in respect of which this Prospectus is being delivered: (1) the title of the Offered Debt Securities; (2) whether the Offered Debt Securities are Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities or any combination thereof; (3) any limit upon the aggregate principal amount of the Offered Debt Securities; (4) the price or prices at which the Offered Debt Securities will be issued; (5) the date or dates on which the principal of the Offered Debt Securities is payable; (6) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or the manner in which such rate or rates are determined; (7) the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on the Offered Debt Securities will be payable and the record dates for the determination of holders to whom such interest is payable; (8) the place or places where the principal of and any interest on the Offered Debt Securities will be payable; (9) the obligation of the Company, if any, to redeem, repurchase or repay the Offered Debt Securities in whole or in part pursuant to any sinking fund or analogous provisions or at the option of the holders and the price or prices at which and the period or periods within which and the terms and conditions upon which the Offered Debt Securities shall be redeemed, repurchased or repaid pursuant to such obligation; (10) the denominations in which any Offered Debt Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof; (11) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series which will be payable upon declaration of the acceleration of the maturity thereof; (12) any addition to or change in the covenants which apply to the Offered Debt Securities; (13) any Events of Default with respect to the Offered Debt Securities, if not otherwise set forth under "Events of Default"; (14) whether the Offered Debt Securities will be issued in whole or in part in global form, the terms and conditions, if any, upon which such global Offered Debt Securities may be exchanged in whole or in part for other individual securities, and the depositary for the Offered Debt Securities; (15) the nature and terms of the security for any secured Offered Debt Securities; and (16) any other terms of the Offered Debt Securities which terms shall not be inconsistent with the provisions of the Indenture.

         Debt Securities may be issued at a discount from their principal amount ("Original Issue Discount Securities"). Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

         Debt Securities may be issued in bearer form, with or without coupons. Federal income tax considerations and other special considerations applicable to bearer securities will be described in the applicable Prospectus Supplement.

STATUS OF DEBT SECURITIES

         The Senior Debt Securities will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

         The obligations of the Company pursuant to Senior Subordinated Debt Securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture, to all Senior Indebtedness of the Company. With respect to any series of Senior Subordinated Debt Securities, "Senior Indebtedness" of the Company will be defined to mean the principal of, and premium, if any, and any interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) and all other monetary obligations of every kind or nature due on or in connection with (a) all indebtedness of the Company whether heretofore or hereafter incurred (i) for borrowed money or (ii) in connection with the acquisition by the Company or a subsidiary of the Company of assets other than in the ordinary course of business, for the payment of which the Company is liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire or otherwise, or the payment of which is secured by a lien, charge or encumbrance on assets acquired by the Company, (b) amendments, modifications, renewals, extensions and deferrals of any such indebtedness, and (c) any indebtedness issued in exchange for any such indebtedness (clauses (a) through (c) hereof being collectively referred to herein as "Debt"); provided, however, that the following will not constitute Senior Indebtedness with respect to Senior Subordinated Debt Securities: (1) any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all Debt of the Company not expressly subordinated to such Debt; (2) any Debt which by its terms refers explicitly to the Senior Subordinated Debt Securities and states that such Debt shall not be senior in right of payment; and (3) any Debt of the Company in respect of the Senior Subordinated Debt Securities or any Subordinated Debt Securities.

         The obligations of the Company pursuant to Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company and to any Senior Subordinated Debt Securities; provided, however, that the following will not constitute Senior Indebtedness with respect to Subordinated Debt Securities: (1) any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all Debt of the Company not expressly subordinated to such Debt; and (2) any Debt of the Company in respect of Subordinated Debt Securities and any Debt which by its terms refers explicitly to the Subordinated Debt Securities and states that such Debt shall not be senior in right of payment.

         No payment pursuant to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, may be made unless all amounts of principal, premium, if any, and interest then due on all applicable Senior Indebtedness of the Company shall have been paid in full or if there shall have occurred and be continuing beyond any applicable grace period a default in any payment with respect to any such Senior Indebtedness, or if there shall have occurred any event of default with respect to any such Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. However, the Company may make payments pursuant to the Senior Subordinated Debt Securities or the

Subordinated Debt Securities, as the case may be, if a default in payment or an event of default with respect to the Senior Indebtedness permitting the holder thereof to accelerate the maturity thereof has occurred and is continuing and judicial proceedings with respect thereto have not been commenced within a certain number of days of such default in payment or event of default. Upon any distribution of the assets of the Company upon dissolution, winding-up, liquidation or reorganization, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of principal, premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) before any payment is made on the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, having a claim pursuant to the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any event of default (an "Event of Default") in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities.

         If the Company offers Debt Securities, the applicable Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness, if any, as of the most recent practicable date that by the terms of such Debt Securities would be senior to such Debt Securities. The applicable Prospectus Supplement will also set forth any limitation on the issuance by the Company of any additional senior indebtedness.

CONVERSION RIGHTS

         The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock will be set forth in the Prospectus Supplement relating thereto.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

         Unless otherwise specified in the applicable Prospectus Supplement, payment of principal, premium, if any, and any interest on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registerable, at the office of the Trustee or at any other office or agency maintained by the Company for such purpose subject to the limitations of the Indenture. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of U.S. $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

GLOBAL DEBT SECURITIES

         The Debt Securities of a series may be issued in the form of one or more Global Securities (the "Global Securities") that will be deposited with a Depositary or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Each Global Security will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

         Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be transferred to, or registered or exchanged for Debt Securities registered in the name of, any person or entity other than the Depositary for such Global Security or any nominee of such Depositary, and no such transfer may be registered, unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture and, in either case, the Company fails to appoint a successor Depositary within 90 days after such event, (ii) the Company executes and delivers to the Trustee an order that such Global Security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (iii) there shall exist such circumstances, if any, as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

         The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

         Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

         So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certified form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. If the Company requests any action of holders or if an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depositary will authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         Notwithstanding any other provisions to the contrary in the Indenture, the rights of the beneficial owners of the Debt Securities to receive payment of the principal and premium, if any, of and interest on such Debt Securities, on or after the respective due dates expressed in such Debt Securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners.

         Principal of and any interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Company may not consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its property or assets to any person unless (a) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (b) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Debt Securities and the Indenture; and (c) immediately prior to and after the transaction no Default (as defined in the Indenture) or Event of Default exists.

         Except as may be described in a Prospectus Supplement applicable to a particular series of Debt Securities, there are no covenants or other provisions in the Indenture providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

CERTAIN OTHER COVENANTS

         Unless otherwise indicated in this Prospectus or a Prospectus Supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict the Company's business or operations, the pledging of the Company's assets or the incurrence of indebtedness by the Company.

         With respect to any series of Senior Subordinated Debt Securities, the Company will agree not to issue Debt which is, expressly by its terms, subordinated in right of payment to any other Debt of the Company and which is not expressly made pari passu with, or subordinate and junior in right of payment to, the Senior Subordinated Debt Securities.

         The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities. Other than the covenants of the Company included in the Indenture as described above or as described in the applicable Prospectus Supplement, the Indenture will not provide holders of Debt Securities protection in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which could adversely affect holders of Debt Securities.

EVENTS OF DEFAULT

         Unless otherwise specified in the applicable Prospectus Supplement, the following will constitute Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of any Debt Security of that series when due and payable at maturity, upon redemption or otherwise;
(b) failure to pay any interest on any Debt Security of that series when due, and the Default continues for 60 days; (c) an Event of Default, as defined in the Debt Securities of that series, occurs and is continuing, or the Company fails to comply with any of its other agreements in the Debt Securities of that series or in the Indenture with respect to that series and the Default continues for the period and after the notice provided therein (and described below); and
(d) certain events of bankruptcy, insolvency or reorganization. A Default under clause (c) above is not an Event of Default with respect to a particular series of Debt Securities until the Trustee or the holders of at least 50% in principal amount of the then outstanding Debt Securities of that series notify the Company of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

         If an Event of Default with respect to outstanding Debt Securities of any series (other than an Event or Default relating to certain events of bankruptcy, insolvency or reorganization) shall occur and be continuing, either the Trustee or the holders of at least 50% in principal amount of the outstanding Debt Securities of that series by notice, as provided in the Indenture, may declare the unpaid principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such lesser amount as may be specified in the terms of that series) of, and any accrued and unpaid interest on, all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

         The Indenture will provide that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

         The Company will be required to furnish to the Trustee under the Indenture annually a statement as to the performance by the Company of its obligations under that Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

         Subject to certain exceptions, the Company and the Trustee may amend the Indenture or the Debt Securities with the written consent of the holders of a majority in principal amount of the then outstanding Debt Securities of each series affected by the amendment with each series voting as a separate class. The holders of a majority in principal amount of the then outstanding Debt Securities of any series may also waive compliance in a particular instance by the Company with any provision of the Indenture with respect to the Debt Securities of that series; provided, however, that without the consent of each holder of Debt Securities of such series affected, an amendment or waiver may not (i) reduce the percentage of the principal amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) reduce the rate or change the time for payment of interest on any Debt Security (including default interest); (iii) reduce the principal of or premium, if any, or change the fixed maturity of any Debt Security, or reduce the amount of, or postpone the date fixed for, redemption or the payment of any sinking fund or analogous obligation with respect thereto; (iv) make any Debt Security payable in currency other than that stated in the Debt Security; (v) make any change in the provisions concerning waivers of Default or Events of Default by holders or the rights of holders to recover the principal of, premium, if any, or interest on, any Debt Security; (vi) waive a default in the payment of the principal of, or interest on, any Debt Security, except as otherwise provided in the Indenture or (vii) reduce the principal amount of Original Issue Discount Securities payable upon acceleration of the maturity thereof. The Company and the Trustee may amend the Indenture or the Debt Securities without notice to or the consent of any holder of a Debt Security: (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the Indenture's provisions with respect to successor corporations;
(iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA; (iv) to provide for Debt Securities in addition to or in place of certificated Debt Securities; (v) to add to, change or eliminate any of the provisions of the Indenture in respect of one of more series of Debt Securities, provided, however, that any such addition, change or elimination (A) shall neither (1) apply to any Debt Security of any series created prior to the execution of such amendment and entitled to the benefit of such provision, nor (2) modify the rights of a holder of any such Debt Security with respect to such provision, or (B) shall become effective only when there is no outstanding Debt Security of any series created prior to such amendment and entitled to the benefit of such provision; (vi) to make any change that does not adversely affect in any material respect the interest of any holder; or (vii) to establish additional series of Debt Securities as permitted by the Indenture.

         The holders of a majority in principal amount of the then outstanding Debt Securities of any series, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences except a Default or Event of Default in the payment of the principal of, or any interest on, any Debt Security with respect to the Debt Securities of that series; provided, however, that the holders of a majority in principal amount of the outstanding Debt Securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

         LEGAL DEFEASANCE. Unless otherwise specified in the applicable Prospectus Supplement, the Indenture will provide that the Company may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) on the 91st day after the date of the deposit with the Trustee, in trust, of cash and/or U.S. government obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

         DEFEASANCE OF CERTAIN COVENANTS. Unless otherwise specified in the applicable Prospectus Supplement, the Indenture will provide that unless otherwise provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions, on the 91st day after the date of deposit referred to below, the Company may omit to comply with the restrictive covenants contained in the Indenture, as well as any additional covenants contained in a supplement to the Indenture, a Board Resolution or an Officers' Certificate delivered pursuant thereto. The conditions include: the deposit with the Trustee of cash and/or U.S. government obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred.

         DEFEASANCE AND EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of cash and/or U.S. government obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

REGARDING THE TRUSTEES

         The Trustee with respect to any series of Debt Securities will be identified in the Prospectus Supplement relating to such Debt Securities. The Indenture and provisions of the TIA incorporated by reference therein contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The Trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with the Company and its affiliates; provided, however, that if it acquires any conflicting interest (as defined in the TIA), it must eliminate such conflict or resign.

         The holders of a majority in principal amount of the then outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The TIA and the Indenture provide that in case an Event of Default shall occur (and be continuing), the Trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities issued thereunder, unless they have offered to the Trustee indemnity satisfactory to it.


                         DESCRIPTION OF CAPITAL STOCK



         Pursuant to the Company's Restated Certificate of Incorporation (the "Certificate"), the Company is authorized to issue an aggregate of 55,000,000 shares of stock, consisting of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). At June 5, 1997, there were 15,160,621 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. In addition, 200,000 shares of Preferred Stock have been authorized and reserved for issuance in connection with the Rights described below.

COMMON STOCK

         Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and, except as described below, a majority vote is required for all action to be taken by stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company on the Common Stock out of funds legally available therefore, subject to the dividend rights of any Preferred Stock that may be issued. The declaration and payment of dividends are restricted by the provisions of the Company's Bank Credit Agreement. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The holders of Common Stock have no preemptive rights, cumulative voting rights, or rights to convert shares of Common Stock into any other securities, and the Common Stock is not subject to any redemption or sinking fund provisions.

         The Certificate also provides for a classified Board of Directors consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for election of directors following the election of such class. No director may be removed except upon a vote of a majority of the Board of Directors or upon a vote of 80% of the stockholders, and the provisions of the Certificate relating to the classified Board may be amended only upon a vote of the holders of at least 80% of the outstanding shares of Common Stock.

         The Certificate provides that except under certain circumstances, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director. That provision does not exonerate the directors from liability under federal securities laws, and has no effect on any nonmonetary remedies that may be available to the Company or its stockholders. The Certificate and the By-laws of the Company provide for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.

         The Common Stock is listed on the New York Stock Exchange. The transfer agent and registrar for the Common Stock is The Bank of New York.

SECTION 203 OF THE DELAWARE LAW

         The Company is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) at or subsequent to such time the business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

PREFERRED STOCK PURCHASE RIGHTS

         Each share of Common Stock includes one preferred stock purchase right (the "Rights"), which are associated with and trade with the Common Stock. Each Right entitles the registered holder thereof, after the Rights become exercisable and until January 4, 2005 (or the earlier redemption, exchange or termination of the Rights), to purchase from the Company one one-hundredth (1/100th) of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Shares"), at a price of $55 per one one-hundredth (1/100th) of a Preferred Share, subject to certain antidilution adjustments (the "Purchase Price"). The Rights are represented by the Common Stock certificates and do not become exercisable or transferable apart from the Common Stock until the earlier to occur of (i) ten (10) days following a public announcement that a Person or group of affiliated or associated Persons has become an Acquiring Person (a Person or group of affiliated or associated Persons who has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Common Stock), or (ii) ten

(10) days after a Person or group commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a Person or group of 20% or more of the Common Stock (the earlier of (i) and (ii) being called the "Distribution Date"). The Board of Directors has the power, under certain circumstances, to postpone the Distribution Date. Separate certificates representing the Rights will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date. The Rights will first become exercisable on the Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately from the Common Stock. The Rights will at no time have any voting rights.

                  Each Preferred Share purchasable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of one one-hundredth of a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

                  In the event that a Person becomes an Acquiring Person (except pursuant to certain cash offers for all outstanding shares of Common Stock approved by the Board of Directors of the Company) or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the shares of Common Stock were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of Common Stock having a market value of two times the then current Purchase Price of one Right. With certain exceptions, in the event that, following the time that a Person has become an Acquiring Person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of one Right.

                  At any time after a Person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the then outstanding shares of Common Stock, the Board of Directors may cause the Company to acquire the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, in exchange for that number of shares of Common Stock having an aggregate value equal to the Spread (the excess of the value of the shares of Common Stock issuable upon exercise of a Right after a Person becomes an Acquiring Person over the Purchase Price) per Right (subject to adjustment).

                  The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (the "Redemption Price") by the Board of Directors at any time prior to the close of business on the tenth day following the first date of public announcement that a Person or group has become an Acquiring Person. The Board of Directors has the power, under certain circumstances, to extend the ten-day redemption period. Under certain circumstances set forth in the Rights Agreement, the decision to redeem or to lengthen or shorten the redemption period shall require the concurrence of a majority of the continuing directors. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, the Company shall make an announcement thereof, and upon such election, the right to exercise the Rights will terminate and the only
right of the holders of Rights will be to receive the Redemption   Price.

                  The Rights will expire on January 4, 2005 (unless earlier redeemed, exchanged or terminated). The Bank of New York is the Rights Agent.

                              PLAN OF DISTRIBUTION

         The Company may sell the Securities to one or more underwriters for public offering and sale by them and may also sell the Securities to investors directly or through agents. Any such underwriter, or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell or exchange Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

         The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of Common Stock offered hereby may be effected from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of such methods. The Company may also, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any such underwriter, dealer or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, an agent will be acting on a best efforts basis and a dealer will purchase Securities as a principal, and may then resell such Securities at varying prices to be determined by the dealer.

         Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

         To facilitate an offering of a series of Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involves the sale by persons participating in the offering of more Securities than have been sold to them by the Company. In such circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

         Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for the Company in the ordinary course of business, including refinancing of the Company's indebtedness. See "Use of Proceeds."

                                  LEGAL MATTERS

         Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Latham & Watkins, Chicago, Illinois. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable Prospectus Supplement. Such persons do not have the power to vote or dispose of such shares of Common Stock.


                                     EXPERTS

         The consolidated financial statements of Libbey Inc. appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL IS NOT AUTHORIZED, OR IN WHICH THE PERSON IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.





                                 --------------





                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

Available Information......................................................  2
Information Incorporated by Reference......................................  2
The Company................................................................  3
Recent Developments........................................................  3
Use of Proceeds............................................................  5
Ratios of Earnings to Fixed Charges........................................  5
Description of Debt Securities.............................................  6
Description of Capital Stock .............................................. 13
Plan of Distribution....................................................... 17
Legal Matters.............................................................. 19
Experts ................................................................... 19










                                     [LOGO]




                                   LIBBEY INC.


                                  $100,000,000


                                 DEBT SECURITIES
                                  COMMON STOCK













                                 --------------
                                   PROSPECTUS
                                 --------------








                                         , 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be paid by the Company in connection with the distribution of the securities being registered are as set forth in the following table:

    Securities and Exchange Commission Fee...................      $30,303
   *Rating Agency Fees.......................................      100,000
   *Legal Fees and Expenses..................................      125,000
   *Accounting Fees and Expenses.............................      100,000
   *Printing Expenses........................................      100,000
   *Blue Sky Fees ...........................................       10,000
   *Trustee/Issuing & Paying Agent Fees and Expenses.........       25,000
   *Transfer Agent Fees & Expenses...........................       20,000
   *Miscellaneous                                                   20,000
                                                                  --------

            *Total ..........................................     $530,303
                                                                  ========

----------
* Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Article VII of the Restated Certificate of Incorporation (filed as
Exhibit 3.1) of the Company provides for the elimination of liability of directors to the extent permitted by Section 102(b)(7) of the DGCL. Article III,
Section 13 of the By-Laws of the Company (filed as Exhibit 3.2) provides for indemnification of the officers and directors of the Company to the extent permitted by applicable law.

         The Company has in effect insurance policies in the amount of $30 million covering all of its directors and officers.

ITEM 16.  EXHIBITS

          *1.1    Form of Underwriting Agreement.

           3.1    Restated Certificate of Incorporation of Libbey Inc. (filed as
                  Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, and incorporated by reference herein).

           3.2    Amended and Restated Bylaws of Libbey Inc. (filed as Exhibit
                  3.2 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993 and incorporated by reference herein).

           4.1    Form of Indenture.

           5      Opinion of Latham & Watkins.

           12     Statement regarding Computation of Ratios.

           23.1   Consent of Ernst & Young LLP.

           23.2   Consent of Latham & Watkins (included in Exhibit 5).

           24     Powers of Attorney (contained on Page II-5).


----------
          * To be filed by a report on Form 8-K pursuant to Regulation S-K, Item 601(b)

ITEM 17.  UNDERTAKINGS

          (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to
             the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (j) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TOLEDO, OHIO ON JUNE 6, 1997.

                                  LIBBEY INC.


                                  By /s/ Kenneth G. Wilkes
                                    --------------------------------------------
                                     Kenneth G. Wilkes
                                     Vice President, Chief Financial Officer and
                                     Treasurer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Arthur H. Smith, Kenneth G. Wilkes and John F. Meier, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign a registration statement on Form S-3 and any or all amendments thereto (including without limitation any post-effective amendments thereto), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY EACH OF THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                    TITLE                           DATE
          ---------                    -----                           ----

 /s/ John F. Meier
---------------------------     Chairman of the Board of           June 6, 1997
      (John F. Meier)           Directors and Chief Executive
                                Officer (Principal Executive
                                Officer)

 /s/ Kenneth G. Wilkes
---------------------------     Vice President, Chief Financial    June 6, 1997
    (Kenneth G. Wilkes)         Officer and Treasurer (Principal
                                Financial and Accounting
                                Officer)

 /s/ Richard I. Reynolds
---------------------------     Director, Executive Vice           June 6, 1997
   (Richard I. Reynolds)        President, Chief Operations
                                Officer

 /s/ William A. Foley
---------------------------     Director                           June 6, 1997
    (William A. Foley)

 /s/ Terry L. Wilkison
---------------------------     Director                           June 6, 1997
    (Terry L. Wilkison)

 /s/ Peter C. McC. Howell
---------------------------     Director                           June 6, 1997
  (Peter C. McC. Howell)

 /s/ Gary L. Moreau
---------------------------     Director                           June 6, 1997
     (Gary L. Moreau)

                                  EXHIBIT INDEX



          *1.1    Form of Underwriting Agreement.

           3.1    Restated Certificate of Incorporation of Libbey Inc. (filed as
                  Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, and incorporated by reference herein).

           3.2    Amended and Restated Bylaws of Libbey Inc. (filed as Exhibit
                  3.2 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993 and incorporated by reference herein).

           4.1    Form of Indenture.

           5      Opinion of Latham & Watkins.

           12     Statement regarding Computation of Ratios.

           23.1   Consent of Ernst & Young LLP.

           23.2   Consent of Latham & Watkins (included in Exhibit 5).

           24     Powers of Attorney (contained on Page II-5).


----------
           * To be filed by a report on Form 8-K pursuant to Regulation S-K,
             Item 601(b)